Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Webster Bank Retirement Savings Plan of our reports (a) dated February 28, 2012, with respect to the consolidated financial statements of Webster Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Webster Financial Corporation and subsidiaries, included in its Annual Report (Form 10-K), and (b) June 25, 2012, with respect to the financial statements and schedule of the Webster Bank Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 13, 2012